RYAN'S FAMILY STEAK HOUSES, INC.
              REPORTS OCTOBER SALES INFORMATION

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Ryan's   Family  Steak  Houses,  Inc.  (NASDAQ:RYAN)   today
announced that same-store sales for the 5-week period  ended
November  1,  2000 ("October") increased by  0.3%.   Details
follow:

                                      October 2000
                                      (Unaudited)

  Total sales                       $65,890,000
  Increase from prior year                  +5%

  Average unit sales:
  Same-store (open at least 18 mos.)      +0.3%
  All-store (all Ryan's units)            +0.5%

Management   noted   that  October's  average   unit   sales
represented an all-time October record.

At  November  1,  2000, the Company owned and  operated  301
Ryan's.

The Company's next accounting period consists of 4 weeks, ending on November 29, 2000.